AROTECH                                                                                                  Arotech Corporation

                                                                                              250 West 57th Street, Suite 310
                                                                                                     New York, New York 10107
                                                                                  Tel:  (212) 258-3222   Fax:  (212) 258-3281
                                                                                                       http://www.arotech.com
                                                                                                 Nasdaq National Market: ARTX
                                                                                        Writer's direct dial: +972-2-990-6612
                                                                                         Writer's direct fax: +972-2-990-6688
                                                                                         Writer's e-mail: ehrlich@arotech.com

 Robert S. Ehrlich
 Chairman, President and Chief Executive Officer


                                 March 30, 2005

Sampen Corporation
1133 East 22nd Street
Brooklyn, New York 11210

                            Re: Consulting Agreement

Gentlemen:

         The following confirms our understanding with regard to the terms and conditions of the retention by Arotech Corporation (the "Company") of Sampen Corporation ("Sampen"):

1.       Retention of Consultant; Scope of Duties and Services.

         (a) Effective January 1, 2005, the Company hereby engages Sampen, and Sampen hereby accepts such engagement and agrees to provide the Company with the services set forth herein.

         (b) Sampen shall provide to the Company the services of one of its employees, subject to the Company's approval of such employee (which the Company may withhold for any reason or for no reason), for such employee to serve as Executive Vice President and Chief Operating Officer of the Company. Sampen shall give written notice to the Company in advance if it wishes to provide a different employee to the Company, and such change shall be subject to the Company's approval (which the Company may withhold for any reason or for no reason). The individual provided by Sampen, as such individual may change from time to time, shall be referred to herein as the "Executive." The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity in publicly-held United States corporations. The Executive shall exercise his authority in a reasonable manner and shall report to the Chief Executive Officer of the Company (the "CEO").

         (c) While Sampen is providing services to the Company hereunder, the Company shall use its best efforts to cause the Executive to be elected to the Board of Directors of the Company (the "Board") and on the board of directors of such of the Company's subsidiaries as the CEO shall determine, as a member of such Board(s). The Company will use its reasonable best efforts to obtain, and to keep in place at all times that the Executive is a director or officer of the Company, a directors and officers liability policy covering the Executive in an amount and otherwise containing terms and conditions consistent with past practices.

         (d) The parties hereto agree that the services to be provided by Sampen hereunder shall be as an independent consultant, and not as employee or agent. The parties further agree that any personnel of, or retained by, Sampen who perform services hereunder are not and shall not be deemed to employees, agents or representatives of the Company. This Agreement shall not be construed to create the relationship of principal or agent, joint venturers, co-partners or any relationship other than that of independent Consultant and client, and the existence of any such other relationship is hereby expressly denied by the Company and Sampen.

         (e) Sampen acknowledges and agrees that it has the sole responsibility to pay any and all taxes due on fees received by it from the Company and to pay or withhold (as appropriate) all applicable social security, income withholding and other payroll or related taxes with respect to its employees (including without limitation the Executive), agents and other personnel who may perform services hereunder, and Sampen shall file or cause to be filed all tax returns and all reports and keep all records which may be required by any law or regulation of the country or countries to whose laws it is subject or any state or municipality or governmental subdivision with respect to its activities and the activities of any of personnel working for it.

         (f) Sampen shall allow the Company to use Sampen's offices as an ancillary New York office for the Company, for meetings, mail and package deliveries, fax receptions, etc., the expenses of which shall be covered by the payment referred to in Section 3(b)(i) below. Additionally, Sampen shall be entitled to receive prompt reimbursement of all other expenses reasonably incurred by it or by the Executive in connection with the performance of its duties hereunder. Without limiting the generality of the foregoing, the Company shall pay all expenses in the use of telephones by Sampen and its employees for the Company's businesses. Sampen shall be entitled to reimbursement of the Executive's expenses and to receive room, board and travel reimbursement in connection with the performance by the Executive of Sampen's duties other than at the principal executive office of the Company, as is customary for senior executives in publicly-held United States companies. All expense reimbursements made under this Section shall be tax-effected such that the amount of reimbursement received by Sampen net of any taxes and withholdings (including such amounts in respect of payments pursuant to this sentence) equals the expense incurred. Except as otherwise specifically set forth above or elsewhere in this Agreement, Sampen shall bear and be responsible for all costs and expenses incurred by it or its employees (including the Executive) in performing its duties hereunder.

         (g) Sampen's employees, including the Executive, shall be required to travel on a periodic basis, as pre-approved by the Company. Air travel shall be business class.

2.       Term.

         (a) The term of this Agreement shall commence on and as of January 1, 2005 and shall continue until December 31, 2006, unless sooner terminated as hereinafter provided (the "Initial Term"). Notwithstanding the foregoing, all of the rights and remedies of the parties hereto under the terms of this Agreement and in law and in equity shall be preserved even after the termination or expiration of this Agreement.

         (b) The Initial Term shall be automatically extended for additional two-year periods (each, an "Additional Term") unless either party provides written notice to the other of its desire to terminate the Agreement which notice shall be given at least ninety (90) days prior to the expiration date of the Initial Term or Additional Term of this Agreement.

         (c) This Agreement may be terminated by the Company prior to the end of the Initial Term or any Additional Term under the following circumstances:

            (i) Upon the death of the Executive, unless Sampen provides a new individual who is acceptable to the Company to serve in that position.

            (ii) Upon the Disability of the Executive, unless Sampen provides a new individual who is acceptable to the Company to serve in that position. For purposes of this Agreement, "Disability" means a physical or mental infirmity which impairs the Executive's ability to substantially perform Sampen's duties under this Agreement which continues for a period of at least one hundred and eighty (180) consecutive days.

            (iii) For "Cause," which shall mean and include (i) conviction of the Executive or any other Sampen employees working for the Company for fraud, crimes of moral turpitude or other conduct that reflects on the Company in a material and adverse manner,
                  (ii) a willful failure to carry out a material directive of the CEO, provided that such directive concerned matters within the scope of Sampen's duties, was in conformity with Section 1(b) hereof, would not give Sampen Good Reason (as hereinafter defined) to terminate this Agreement and was capable of being reasonably and lawfully performed, (iii) conviction of the Executive in a court of competent jurisdiction for embezzlement of funds of the Company, (iv) reckless or willful misconduct that is materially harmful to the Company, and (v) failure to provide the services of the Executive as provided for above; provided, however, that the Company may not terminate Sampen for Cause unless it has given Sampen written notice of the basis for the proposed termination ("Company's Notice of Termination").

         (d) This Agreement may be terminated by Sampen prior to the end of the Initial Term or any Additional Term under the following circumstances:

              (i) For "Good Reason," which shall mean and include:

                  (A) a change (1) in the Executive's status, title, position or responsibilities which, in Sampen's reasonable judgment, represents a reduction or demotion in the Executive's status, title, position or responsibilities as in effect immediately prior thereto, or (2) in the primary location from which Sampen shall have conducted its business activities under this Agreement during the 60 days prior to such change;

                  (B) a reduction in Sampen's Base Payment (as hereinafter defined);

                  (C) the insolvency or the filing (by any party, including the Company) of a petition for the winding-up of the Company;

                  (D) any material breach by the Company of any provision of this Agreement; and

                  (E) any purported termination of this Agreement for Cause by the Company which does not comply with the terms of Section 2(c)(iii) of this Agreement;

                      provided, however, that Sampen may not terminate this Agreement for Good Reason unless it has given the Company
                      (i) written notice of the basis for the proposed termination not more than thirty (30) days after Sampen has obtained knowledge of such basis ("Sampen's Notice of Termination") and (ii) a period of at least thirty (30) days after the Company's receipt of such notice in which to cure such basis.

              (ii) if there is a "Change in Control" in Arotech. For purposes of this Agreement, a "Change in Control" shall mean any of the following events:

                   (A) the acquisition (other than from Arotech in any public offering or private placement of equity or equivalent securities) by any person or entity of beneficial ownership of thirty (30%) or more of the combined voting power of Arotech's then outstanding voting securities; or

                   (B) individuals who, as of January 1, 2004, were members of the Board of Arotech (the "Original Board"), together with individuals approved by a vote of at least two-thirds (2/3) of the individuals who were members of the Original Board and are then still members of the Board of Arotech, cease for any reason to constitute at least one-third (1/3) of the Board of the Company; or

                   (C) approval by the shareholders of the Company of a complete winding-up of Arotech or an agreement for the sale or other disposition of all or substantially all of the assets of Arotech.

                      Sampen shall give to the Company a Sampen's Notice of Termination if Sampen desires to terminate this Agreement because there has been a Change in Control, such notice to specify the date of such termination which shall be not less than thirty (30) days after such notice is received by the Company. Any such notice, to be effective with respect to any Change in Control, must be sent no later than six (6) months after such Change in Control.

         (e) "Termination Date" shall mean in the case of the Executive's death (or the death of any other Executive Sampen offers as a successor), the date of such death, or in all other cases, the date specified in the Notice of Termination subject to the following:

              (i) If this Agreement is terminated by the Company for Cause or due to Disability, the date specified in the Company's Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to Sampen, provided that in the case of Disability the Executive shall not have returned to the full-time performance of its duties during such period of at least thirty (30) days assuming Sampen cannot provide a substitute Executive acceptable to the Company; and

              (ii) If this Agreement is terminated for Good Reason, or because there has been a Change in Control, the Termination Date specified in Sampen's Notice of Termination shall not be more than sixty (60) days from the date the Notice of Termination is given to the Company.

         (f) Upon Termination, the Company shall pay Sampen all amounts of Base Payment and the benefits specified in clauses 3(b)(i), (ii) and (iii) of this Agreement earned or accrued hereunder through the Termination Date but not paid as of the Termination Date.

3.       Compensation; Benefits.

         (a) For the services rendered by Sampen under this Agreement, the Company shall compensate Sampen as follows:

              (i) A base payment at the rate of US $12,800 per month, or such larger amount as the Compensation Committee of the Board (the "Compensation Committee) may in its sole discretion determine following a review which shall be conducted by the CEO and the Compensation Committee by not later than March 31 of each year, such larger amount to take effect retroactively to the January 1 immediately preceding such review (hereinafter referred to as the "Base Payment"). Such Base Payment shall be payable in equal monthly installments.

              (ii) On each anniversary of this Agreement or as soon thereafter as may be possible in order to determine the relevant results of the Company, an annual bonus, as follows:

                  (A) If, as of such anniversary, Arotech shall have attained 90% of Arotech's Budgeted Number (as defined below) for the year preceding such anniversary, then Sampen's bonus shall be equal to 25% of Sampen's gross annual Base Payment as then in effect for the year preceding such anniversary;

                  (B) If, as of such anniversary, Arotech shall have attained 120% of Arotech's Budgeted Number (as defined below) for the year preceding such anniversary, then Sampen's bonus shall be equal to 75% of Sampen's gross annual Base Payment as then in effect for the year preceding such anniversary;

                  (C) If, as of such anniversary, Arotech shall have attained more than 90% but less than 120% of Arotech's Budgeted Number (as defined below), then Sampen's bonus shall be calculated as follows:

                                    B  =    (S x 25%) + (N-90)/30 x (S x 50%)

                                    Where:

                                    B = The amount of Sampen's annual bonus, as a percentage of Sampen's gross annual Base Payment; and

                                    N = The percentage of the Budgeted Number
                                    (as defined below) that was attained by
                                    Arotech in the immediately preceding fiscal year; provided, however, that N is more than 90 and less than 120;

                                    S  =    Sampen's gross annual Base Payment;

                           provided, however, that Sampen shall be entitled in each year to a minimum bonus of 20% of the Base Payment.

                      For the purposes of this Section 3(a)(ii), the Budgeted Number shall be the budgeted results of Arotech as agreed by the Board of Arotech prior to the end of each fiscal year for the fiscal year designated in such budget, and may include targets for any or all of the following factors: (i) revenues; (ii) cash flow, and (iii) EBITDA. In the event that some but not all targets are reached, the Compensation Committee shall made a determination as to what percentage of the Budgeted Number was attained.

         (b) It being in the Company's interest that the Company have an additional office in the New York area and that the Executive be provided with certain benefits, including without limitation vacation and sick leave, the Company and Sampen agree that the Executive will be provided with the following benefits:

            (i) The Company will pay Sampen, to cover the cost of the Company's use of Sampen's office as an ancillary Company office and insurance, an amount equal to 16% of each monthly payment of the Base Payment. .

            (ii) The Company agrees that Sampen shall provide the Executive with an annual vacation at full pay equal to 24 work days. Vacation days may be accumulated and may, at the Executive's option or automatically upon termination, be converted into cash payments in an amount equal to the proportionate part of the Base Payment for such days; provided, however, that if the Executive accumulates more than two (2) times its then current annual entitlement of vacation days, such excess shall be automatically converted into the right to receive such a cash payment in respect of such excess. Payments to which Sampen is entitled pursuant to this Section 3(b)(ii) shall be made promptly after Sampen's request therefore.

            (iii) Sampen shall provide the Executive with a maximum aggregate of
                  30 days of fully paid sick leave, accruing at the rate of 2.5 days per month. Sick leave may be accumulated and may, at Sampen's option, be converted into cash payments in an amount equal to the proportionate part of the Base Payment for such days. Payments to which Sampen is entitled pursuant to this
                  Section 3(b)(iii) shall be made promptly after Sampen's request therefor.

4.       Warranties.

         (a) Sampen warrants that all services provided by him hereunder will be rendered in a competent and professional manner and that such services will conform in all respects to (i) generally-accepted industry and professional standards then applicable to such services and products, (ii) all applicable laws, rules, regulations and professional codes, and (iii) any specifications and requirements applicable to the services and any products contracted for hereunder (including a delivery timetable) which may be set forth in an agreement between the Company and a third party or parties. The Company shall have the right to extend Sampen's warranties herein to third parties and Sampen shall be liable thereon to the same extent as if such warranties were originally made to such third parties.

         (b) The warranties contained herein shall survive the termination and expiration of this Agreement regardless of the reasons therefor.

5.       Confidential Information; Return of Materials; Inventions.

         (a) In the course of his retention by the Company hereunder, Sampen will have access to, and become familiar with, "Confidential Information" (as hereinafter defined) of the Company. Sampen shall at all times hereinafter maintain in the strictest confidence all such Confidential Information and shall not divulge any Confidential Information to any person, firm or corporation without the prior written consent of the Company. For purposes hereof, "Confidential Information" shall mean all information in any and all medium which is confidential by its nature including, without limitation, data, technology, know-how, inventions, discoveries, designs, processes, formulations, models and/or trade and business secrets relating to any line of business in which the Company's marketing and business plans relating to current, planned or nascent products.

         (b) Sampen shall not use Confidential Information for, or in connection with, the development, manufacture or use of any product or for any other purpose whatsoever except as and to the extent necessary for him to perform his obligations under this Agreement. Sampen shall assure that none of its employees uses such Confidential Information other than as permitted in this Agreement.

         (c) Notwithstanding the foregoing, Confidential Information shall not include information which Sampen can evidence to the Company by appropriate documentation: (i) is in, or enters the public domain otherwise than by reason of breach hereof by Sampen; (ii) is known by Sampen at the time of disclosure thereof by the Company; or (iii) is rightfully transmitted or disclosed to Sampen by a third party which owes no obligation of confidentiality with respect to such information.

         (d) All Confidential Information made available to, or received by, Sampen or its employees shall remain the property of the Company, and no license or other rights in or to the Confidential Information is granted hereby.

         (e) All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Company, whether prepared by Sampen or otherwise coming into his possession, and whether classified as Confidential Information or not, shall remain the exclusive property of the Company. Upon termination or expiration of this Agreement, or upon request by the Company, Sampen shall promptly turn over to the Company all such files, records, reports, analyses, documents, and other material of any kind concerning the Company which Sampen obtained, received or prepared pursuant to this Agreement.

         (f) Confidential Information shall not include information brought to the Company by Sampen, where the Company does not subsequently utilize such information in the ordinary course of its business (including as a result of changes to its business).

         (g) Sampen undertakes not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise) at any time, during and for twelve
(12) months following termination of this Agreement, to engage in or contribute its knowledge to any work or activity that involves a product, process, service or development which is then directly (in any material manner) competitive with any business that the Company has conducted during the term of this Agreement or any extension hereof on which Sampen worked or with respect to which Sampen had access to Proprietary Information while with the Company. Notwithstanding the foregoing, Sampen shall be permitted to engage in the aforementioned proposed work or activity if the Company furnishes it with written consent to that effect signed by an authorized officer of the Company.

         (h) During the period specified in 5(g) hereof, Sampen will not solicit or encourage any customer or supplier of the Company or of any group, division or subsidiary of the Company, to terminate its relationship with the Company or any such group, division or subsidiary, and Sampen will not, directly or indirectly, recruit or otherwise seek to induce any employee of the Company or any such group, division or subsidiary to terminate his or her employment or violate any agreement with or duty to the Company or any such group, division or subsidiary.

         (i) Sampen agrees that violations of the material covenants in this
Section 5 will cause the Company irreparable injuries and agrees that the Company may enforce said covenants by seeking injunctive or other equitable relief (in addition to any other remedies the Company may have at law for damages or otherwise) from a court of competent jurisdiction. In the event such court declares these covenants to be too broad to be specifically enforced, the covenants shall be enforced to the largest extent as may be allowed by such court for the Company's protection. Sampen further agrees that no breach by the Company of, or other failure by the Company under this Agreement shall relieve Sampen of any obligations under Sections 5(g) and 5(h) hereof.

         (j) The provisions of this Section shall survive the termination of this Agreement. Sampen acknowledges that the provisions set forth in this Section of this Agreement are fair and reasonable, and Sampen agrees to cause its employees to comply with the above provisions.

6.       Miscellaneous.

         (a) This Agreement shall inure to the benefit of the Company and its successors and assigns.

         (b) This Agreement shall be subject to, governed by and construed in accordance with, the laws of the State of New York without regard to conflicts of law provisions and principles of that State, and the courts located in Manhattan, New York shall have exclusive jurisdiction of any dispute hereunder.

         (c) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Sampen and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

         (d) Neither Sampen nor the Company will be deemed to have made any representation, warranty, covenant or agreement except for those expressly set forth herein.

         (e) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term the "Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operations of law or otherwise.

         (f) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Sampen or its legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Sampen's legal representative.

         (g) Nothing to the contrary in the foregoing notwithstanding, Sampen may assign this Agreement to any company of which it is a "control person" within the meaning of the Securities Exchange Act of 1934, provided, that Sampen shall continue to be obligated to fulfill the duties set forth in Section 1 above, and provided, further, that Sampen shall continue to be bound by the terms and provisions of Section 5 of this Agreement notwithstanding any such assignment.

         If the foregoing satisfactorily reflects the mutual understanding between you and the Company, kindly sign and return to the Company the enclosed copy of this letter. On behalf of the Company, I want to take this opportunity to state that we look forward to our working relationship with you.


                                        Very truly yours,

                                        AROTECH CORPORATION



                                        By:
                                           -------------------------------------
                                            Robert S. Ehrlich
                                            Chairman, President and CEO
ACCEPTED AND AGREED:

SAMPEN CORPORATION


By:
   --------------------------------------------------
     Morris Esses
     President